Exhibit 10.2

__________, 20___

«Name»

«Address»

Dear «Dear»:

I am happy to inform you that you have been granted ______ shares of so-called “restricted” common stock pursuant to our 2004 Equity and Incentive Awards Plan (the “Plan”) as outlined below. These shares are referred to as “restricted” because although you will enjoy many of the benefits of owning these shares (i.e., you will have voting rights and be entitled to receive the dividends and benefit from stock splits with respect to such shares), the shares will be subject to forfeiture if you cease to serve on the Board of Directors prior to the “vesting” of such shares in accordance with the vesting schedule set forth below. In addition, you will not be able to publicly sell these shares until after they vest, at which time any sales must be made in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition to the terms and conditions specified in this award letter, your shares of restricted common stock are subject to the terms and conditions of the Plan.

Grant Date:	__________, 20___
Vesting Schedule:	•	50% upon the third anniversary of the grant date while serving on the Board

	•	The remaining 50% upon the fifth anniversary of the grant date while serving on the Board

	•	100% upon your eligibility for normal retirement from the Board (as determined by the Company)

The stock certificates representing your restricted shares will be held by the company until the portion thereof vests.

Important Tax Considerations. Unless you make the so-called “IRC Section 83(b)” election described in the following paragraph: (i) you will not recognize taxable income at the time of the grant of your restricted common stock; (ii) you will recognize ordinary taxable income at the time each portion of your restricted common stock vests in an amount equal to the then fair market value of such vested shares; (iii) thereafter any otherwise taxable disposition of your vested shares of restricted common stock (including any sale of such shares or transfer of such shares to the Company in connection with an exercise of stock options, but not including a gift of the shares) will generally result in capital gain or loss (long-term or short-term depending upon the length of time the restricted common stock is held after the time the shares vest); (iv) dividends paid in cash and received by you prior to the time the restrictions lapse will constitute ordinary income to you in the year paid (but will not constitute qualified dividend income subject to the 15% tax rate); and (v) any dividends paid in stock will be treated as an award of additional restricted common stock subject to the tax treatment described above.

If you desire, within 30 days after the Grant Date, you may elect to recognize ordinary income as of such date in an amount equal to the fair market value of all your restricted common stock on the Grant Date. If this so-called “IRC Section 83(b)” election is made, then you will not recognize ordinary income at the time each portion of your restricted common stock vests. In addition, if you make this IRC Section 83(b) election, then the disposition of your restricted common stock will result in a long-term capital gain or loss unless you retire and make a taxable disposition within 1 year after the grant of the restricted common stock (in which case your disposition will result in a short-term capital gain or loss). If you make this IRC Section 83(b) election and subsequently forfeit the restricted common stock, however, you will not be entitled to deduct any loss. If you wish to make this IRC Section 83(b) election, please contact me as soon as possible. You should consult with your tax advisor to determine the tax consequences of acquiring the restricted common stock and the advantages and disadvantages of filing the IRC Section 83(b) election. By accepting this award letter and signing below, you acknowledge that it is your sole responsibility, and not ours, to file a timely election under IRC Section 83(b), even if you request that we or our representatives make this filing on your behalf.

Market Stand-Off. As a condition of receiving your restricted common stock, you agree that, in connection with any underwritten public offering by us of our equity securities pursuant to an effective registration statement filed under the Securities Act, you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this award without our prior written consent and the consent of our underwriters. This restriction will be in effect for such period of time following the date of the final prospectus for the offering as may be requested by us or our underwriters. In no event, however, will such period exceed one hundred eighty (180) days. In addition, if required by our underwriters, you agree to enter into a lock-up agreement with respect to any shares acquired under this award.

Other Provisions. This award letter can be amended only by written consent signed by both you and us, unless the amendment is not to your detriment or the Plan permits us to amend this award letter without your consent. If we fail to enforce any provision of this award letter at any time, that failure will in no way constitute a waiver of such provision or of any other provision hereof. If any provision of this award letter is held illegal, unenforceable or invalid for any reason, such illegality, unenforceability or invalidity will not affect the legality, enforceability or validity of the remaining provisions of the award letter, and the award letter will be construed and enforced as if the illegal, unenforceable or invalid provision had not been included in the letter. The award letter will be binding on and inure to the benefit of you and your heirs and personal representatives and us and our successors and legal representatives.

Sincerely,

THE MARCUS CORPORATION

Authorized Officer

By your signature below, you acknowledge receipt of this grant of restricted common stock, which shares have been granted to you under the Plan, in accordance with the terms set forth above and on the date shown above. As a condition of receiving this grant, you acknowledge having read this award letter and the Plan and you agree that any interpretation by the Company of the terms hereof or the Plan shall be final, binding and conclusive on you and your legal representatives in all respects and shall not be subject to challenge or dispute by you or your legal representatives.

Signature:		Date:
«Signature»

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